FOR IMMEDIATE RELEASE

Contacts:

Alfred E. Brennan, Chairman & Chief Executive Officer
Arthur L. Herbst, Jr., President & Chief Financial Officer

(312) 644-6400

YOUNG INNOVATIONS, INC. ANNOUNCES RECORD SALES AND
EPS FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 2012 AND
DECLARES QUARTERLY DIVIDEND

St. Louis, MO., October 23, 2012 – Young Innovations, Inc. (NASDAQ – YDNT) today announced record sales and earnings per share for the nine-months ended September 30, 2012.

Sales for the third quarter of 2012 were $27.1 million, an increase of 3.5% from the $26.2 million reported for the third quarter of 2011. Income from operations for the third quarter increased 6.0% to $6.6 million from $6.3 million in the prior year quarter. Net income for the third quarter increased 4.8% to $4.3 million from $4.1 million in the third quarter of 2011. Diluted earnings per share for the third quarter of 2012 were $0.54, an increase of 5.9% over the $0.51 reported in the prior year quarter. Diluted earnings per share were affected by equity compensation expense of $0.04 in both the third quarter of 2012 and 2011.  Diluted shares outstanding were 7.9 million for the third quarter of 2012, down 1.6% from 8.0 million in the prior year quarter.

For the nine months ended September 30, 2012 sales were $81.9 million, increasing 3.0% from the $79.5 million reported in the prior year period. Income from operations increased 5.7% to $19.3 million for the nine months ended September 30, 2012 from $18.2 million in the prior year period. Net income was $12.9 million for the nine months ended September 30, 2012, increasing 6.3% from $12.1 million in the prior year period. Diluted earnings per share were $1.63 for the nine months ended September 30, 2012, an increase of 7.9% from $1.51 in the prior year period. Diluted earnings per share were affected by equity compensation expense of $0.12 for both the nine months ended September 30, 2012 and 2011.  Diluted shares outstanding for the nine months ended September 30, 2012 decreased 0.3% to 7.9 million from the prior year period.

We are pleased with the Company’s overall performance during the quarter. We experienced healthy demand for our consumable products and strong growth in sales of our diagnostic product line. Third quarter sales were also positively impacted by product introductions from the first half of 2012.

We remained focused on executing our strategy for growth during the quarter. We launched a new line of preventive prophylaxis products and made significant progress on other new product introductions. We continued to invest in new capital equipment at several of our facilities to support new product development and increase production capacity and efficiency. Finally, we successfully executed new marketing, merchandising and promotional strategies that helped build brand awareness across several of our product lines.

Although we remain cautious about the overall economic environment as we begin the fourth quarter, we remain optimistic about the Company’s ability to take advantage of the opportunities for growth we see before us.

The company also announced that on October 23, 2012 the Board of Directors declared a quarterly dividend of $0.04 per share, payable on December 14, 2012 to all shareholders of record on November 15, 2012.

A conference call has been scheduled for Wednesday, October 24, 2012 at       11:00 A.M. Central Time and can be accessed through InterCall at
http://tinyurl.com/YI-Quarter32012 or the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company's consumables product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children's toothbrushes, and children's toothpastes. In addition, the Company offers a line of diagnostic products that includes panoramic X-ray machines and related supplies. The Company believes it is a leading U.S. manufacturer or distributor of prophy angles and cups, liquid surface disinfectants, dental micro-applicators and obturation units designed for warm, vertical condensation.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995.  Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions.  These statements are not guarantees of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.  Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements.  These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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Young Innovations, Inc.
Consolidated Statements of Income
(In thousands, except earnings per share data)
(Unaudited)
(In Thousands USD)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2012	2011	Change	2012	2011	Change

Net Sales	$27,123	$26,197	3.5%	$81,931	$79,548	3.0%
Cost of Goods Sold	$12,097	$11,585	4.4%	$36,311	$35,325	2.8%
Gross Profit	$15,026	$14,612	2.8%	$45,620	$44,223	3.2%
% of Net Sales	55.4%	55.8%		55.7%	55.6%

Selling, General and Administrative Expense	$8,395	$8,359	0.4%	$26,354	$26,000	1.4%
% of Net Sales	31.0%	31.9%		32.2%	32.7%

Income from Operations	6,631	6,253	6.0%	19,266	18,223	5.7%
% of Net Sales	24.4%	23.9%		23.5%	22.9%

Interest expense, net	(59)	(49)		(172)	(177)
Other income (expense), net	7	100		749	568

Income Before Taxes	6,579	6,304	4.4%	19,843	18,614	6.6%

Provision for Income Taxes	2,282	2,204		6,945	6,477

Net Income	$4,297	$4,100	4.8%	$12,898	$12,137	6.3%
% of Net Sales	15.8%	15.7%		15.7%	15.3%

Basic Earnings Per Share	$0.54	$0.51	5.9%	$1.63	$1.51	7.9%

Basic Weighted Average Shares Outstanding	7,905	8,018		7,887	8,013

Earnings Per Share (Diluted)	$0.54	$0.51	5.9%	$1.63	$1.51	7.9%

Diluted Weighted Average Shares Outstanding	7,914	8,041		7,891	8,065

YI Consolidated
Consolidated Balance Sheet
September 30, 2012 and December 31, 2011
(In Thousands USD)

	(Unaudited)
	September 30	December 31
Assets	2012	2011
Current assets
Cash	$15,038	$1,031
Accounts receivable, net	13,004	12,066
Inventories	17,625	17,161
Other current assets	4,676	4,729
Total current assets	50,343	34,987

Property, plant and equipment, net	31,134	32,272
Goodwill	80,248	80,254
Intangible assets	10,817	11,130
Other assets	813	1,143

Total assets	$173,355	$159,786

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	$10,470	$9,134
Total current liabilities	10,470	9,134

Long-term debt	-	650
Long-term secured borrowing	-	9
Deferred income taxes	19,374	19,534
Other noncurrent liabilities	202	206
Total liabilities	30,046	29,533

Stockholders' equity
Common stock	102	102
Additional paid-in capital	25,643	24,708
Retained earnings	170,601	158,647
Common stock in treasury, at cost	(52,750)	(52,924)
Accumulated other comprehensive (loss)	(287)	(280)
Total stockholders' equity	143,309	130,253

Total liabilities and stockholders' equity	$173,355	$159,786